Exhibit 10.16

BOARD AGREEMENT

This Board Agreement (the “Agreement”) is made effective as of ______ ___, 2022 by and between Castellum, Inc., a Nevada corporation, with its principal place of business at 3 Bethesda Metro Center, Suite 700, Bethesda, ME 20814 (the “Company”), and ___________, an individual resident of the District of Columbia (the “Director”).

WHEREAS, the Company appointed the Director effective as of the date hereof (the “Effective Date”) and desires to enter into an agreement with the Director with respect to such appointment; and

WHEREAS, the Director is willing to accept such appointment and to serve the Company on the terms set forth herein and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.        Position. Subject to the terms and provisions of this Agreement, the Company shall cause the Director to be appointed, and the Director hereby agrees to serve the Company in such position upon the terms and conditions hereinafter set forth, provided, however, that the Director’s continued service on the Board of Directors of the Company (the “Board”) after the initial one-year term on the Board shall be subject to any necessary approval by the Company’s shareholders.

2.       Duties.

(a)       The Director agrees, subject to the Director's continued status as a director, to serve on the Board and to provide those services required of a director under the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, as both may be amended from time to time (“Articles” and “Bylaws”) and under the Nevada Revised Statutes, the federal securities laws and other state and federal laws and regulations, as applicable, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) and any stock exchange or quotation system on which the Company’s securities may be traded from time to time.  Director will also serve on one or more committees of the Board as he or she and the Board shall mutually agree.

(b)       The Director will use his best efforts to promote the interests of the Company. The Company recognizes that the Director (i) is or may become a full-time executive employee of another entity and that his responsibilities to such entity must have priority, and (ii) sits or may sit on the board of directors of other entities, subject to any limitations set forth by the by the Sarbanes-Oxley Act of 2002, the limitations set forth by the Company’s Audit Committee Charter and limitations provided by any exchange or quotation service on which the Company’s common stock is listed or traded.  Notwithstanding the same, the Director will provide the Company with prior written notice of any future commitments to such entities and use reasonable business efforts to coordinate his or her respective commitments so as to fulfill his or her obligations to the Company and, in any event, will fulfill his or her legal obligations as a Director. Other than as set forth above, the Director will not, without the prior notification to the Board, engage in any other business activity which could materially interfere with the performance of his or her duties, services and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company, provided that the foregoing shall in no way limit his or her activities on behalf of (i) any current employer and its affiliates or (ii) the board of directors of any entities on which he or she currently sits.  At such time as the Board receives such notification, the Board may require the resignation of the Director if it determines that such business activity does in fact materially interfere with the performance of the Director’s duties, services and responsibilities hereunder.

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3.	Compensation.

(a) Cash Fee. Subject to Section 4 and during the term of this Agreement, the Company shall pay the Director, if the Company does not otherwise compensate the Director as an officer or employee, an annual retainer fee of $60,000, in consideration for the Director providing the services described in Section 1 which shall compensate him or her for all time spent preparing for, travelling to (if applicable) and attending Board or committee meetings; provided, however, that if any Board or committee meetings or duties require out-of-town travel time, such additional travel time may be billed at the rate set forth in subparagraph (b) of this Section 3 below. The cash fee shall be paid in four quarterly installments. This cash fee may be revised by action of the Board from time to time.  Such revision shall be effective as of the date specified in the resolution of the Board of Directors for payments not yet earned and need not be documented by an amendment to this Agreement to be effective.  In addition, if the non-employee Director serves as the independent chairperson of the Board or a chairperson of any standing committee of the Board, he or she may be entitled to additional cash compensation as decided by the Board (or the compensation committee thereof) in its sole discretion and as set forth on Exhibit “A”.

(b) Additional Payments. To the extent services described in subparagraph (a) above require out-of-town trips, such additional travel time may be charged at the rate of $1,200 per day or pro-rated portion thereof.  This rate may be revised by action of the Board from time to time for payments not yet earned.  Such revision shall be effective as of the date specified in the resolution of the Board of Directors and need not be documented by an amendment to this Agreement to be effective.

(c) Common Stock. The Director shall receive shares of the Company’s common stock at a value equal to $60,000, pursuant and subject to the Company’s 2022 Equity Incentive Plan. Such shares shall vest ratably over the twelve (12) months following the date of grant.  Notwithstanding the foregoing, if the Director ceases to be a member of Board at any time during the vesting period for any reason (such as resignation, withdrawal, death, disability or any other reason), then any unvested shares shall be forfeited.  Furthermore, the Director agrees that the shares shall be subject to any “lock up” agreement required to be signed by the Company’s officers in connection with any financing.

(d) Independent Contractor.  The Director’s status during the Term of this Agreement shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director under this Section 3 shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

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(e) Expense Reimbursements.  During the Term, the Company shall reimburse the Director for all reasonable out-of-pocket expenses incurred by the Director in attending any in-person meetings, provided that the Director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements for allocated expenses (as compared to out-of-pocket expenses of the Director in excess of $500.00 must be approved in advance by the Company.

4.       Term.  The Term as used in this Agreement, shall mean the period commencing on the Effective Date and terminating on the earlier of the date of the next annual shareholders meeting and the earliest of the following to occur: (a) the death of the Director; (b) the termination of the Director from his or her membership on the Board by the mutual agreement of the Company and the Director; (c) the removal of the Director from the Board by the majority shareholders of the Company; and (d) the resignation by the Director from the Board.

In the event the Director accepts a standing nomination to stand for election or re-election as a director of the Company or an appointment as Director to fill a vacancy or new directorship that if, in an uncontested election of directors, he or she received a majority against vote, the Director shall promptly tender a written offer of resignation to the Chairman of the Board following certification of the shareholder vote from the meeting at which the election occurred.

5.       Director’s Representation and Acknowledgment.  The Director represents and warrants that no other party has exclusive rights to his or her services in the specific areas in which the Company is conducting business and that the Director is in no way compromising any rights or trust between any other party and the Director or creating a conflict of interest as a result of his or her participation on the Board.  The Director also represents, warrants and covenants that so long as the Director serves on the Board, the Director will not enter into another agreement that will create a conflict of interest with this Agreement or the Company.  The Director further represents, warrants and covenants that he or she will comply with the Company’s Articles, Bylaws, policies and guidelines, all applicable laws and regulations, including Sections 10 and 16 of the Securities Exchange Act of 1934, as amended, and listing rules of any stock exchange on which the Company’s securities may be traded; that if he or she is designated by the Board as an independent director, he or she shall promptly notify the Board of any circumstances that may potentially impair his or her independence as a director of the Company; and that he or she shall promptly notify the Board of any arrangements or agreements relating to compensation provided by a third party to him or her in connection with his or her status as a director or director nominee of the Company or the services requested under this Agreement.

Throughout the term of this Agreement, the Director agrees he or she will not, without obtaining the Company’s prior written consent, directly or indirectly engage or prepare to engage in any activity in competition with the Company’s business or services, including without limitation, services in the development stage, accept employment or provide services to (including but not limited to service as a member of a board of directors), or establish a business in competition with the Company; provided, however, that the Director may serve or continue to serve as an officer or director of one or more entities that are affiliated with the Company, including without limitation, entities in which the Company does not have a majority holding.

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6.       Director Covenants.

(a)        Unauthorized Disclosure.  The Director agrees and understands that in the Director’s position with the Company, the Director has been and will be exposed to and receive information relating to the confidential affairs of the Company, including, but not limited to, technical information, business and marketing plans, strategies, customer information, other information concerning the Company’s services, development, financing, acquisition plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. The Director agrees that during the Term and thereafter, the Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Director shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Company’s industry other than as a result of the Director’s breach of his obligations hereunder, and (ii) the Director may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Term, the Director will promptly return to the Company and/or destroy at the Company’s direction all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by or otherwise submitted to the Director in the course or otherwise as a result of the Director’s position with the Company during or prior to the Term, provided that the Company shall retain such materials and make them available to the Director if requested by him in connection with any litigation against the Director under circumstances in which (i) the Director demonstrates to the reasonable satisfaction of the Company that the materials are necessary to his defense in the litigation, and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of the Company.

(b)       Non-Solicitation.  During the Term and for a period of three (3) years thereafter, the Director shall not interfere with the Company’s relationship with, or endeavor to entice away from the Company, any person who, on the date of the termination of the Term and/or at any time during the one-year period prior to the termination of the Term, was an employee or customer of the Company or otherwise had a material business relationship with the Company.

(c)       Non-Compete. The Director agrees that during the Term and for a period of three (3) years thereafter, he or she shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise; engage in the business of developing, marketing, selling or supporting services or technology to or for businesses in which the Company engages in or in which the Company has an actual intention, as evidenced by the Company's written business plans, to engage in, within any geographic area in which the Company is then conducting such business.  Nothing in this Section 6 shall prohibit the Director from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than three percent of the outstanding stock of any class of securities of a corporation, which are publicly traded, so long as the Director has no active participation in the business of such corporation.

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(d)       Insider Trading Guidelines.  Director agrees to execute the Company’s Insider Trading Guidelines in the form attached hereto.

(e)       Remedies.  The Director agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Director and/or any and all entities acting for and/or with the Director, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from the Director. The Director acknowledges that the Company would not have entered into this Agreement had the Director not agreed to the provisions of this Section 6.

(f)       The provisions of this Section 6 shall survive any termination of the Term, and the existence of any claim or cause of action by the Director against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 6.

7.       Indemnification.  The Company agrees to indemnify the Director for his activities as a member of the Board to the fullest extent permitted under applicable law and shall use its best efforts to procure and maintain Directors and Officers Insurance benefitting the Board.

8.       Non-Waiver of Rights.  The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party hereto of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party hereto to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

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9.       Notices.  Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested; to:

If to the Company:

Castellum, Inc.

Attention: General Counsel

9812 Falls Road #114-299

Potomac, MD 20854

If to the Director:

Either of the parties hereto may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 9.

10.       Binding Effect/Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, neither the Director nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

11.       Entire Agreement.  This Agreement supersedes all prior or contemporaneous written or oral understandings or agreements, and, except as otherwise set forth herein, may not be added to, modified, or waived, in whole or in part, except by a writing signed by the party against whom such addition, modification or waiver is sought to be asserted.

12.       Severability.  If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

13.       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to the principles of conflict of laws.

14.       Legal Fees.  The parties hereto agree that the non-prevailing party in any dispute, claim, action or proceeding between the parties hereto arising out of or relating to the terms and conditions of this Agreement or any provision thereof (a “Dispute”), shall reimburse the prevailing party for reasonable attorney’s fees and expenses incurred by the prevailing party in connection with such Dispute; provided, however, that the Director shall only be required to reimburse the Company for its fees and expenses incurred in connection with a Dispute if the Director’s position in such Dispute was found by the court, arbitrator or other person or entity presiding over such Dispute to be frivolous or advanced not in good faith.

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15.       Modifications.  Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by both parties.

16.       Tense and Headings.  Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

17.       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

18.        Electronic Signature.  Each party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement, or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

IN WITNESS WHEREOF, the Company has caused this Director Agreement to be executed by authority of its Board of Directors, and the Director has hereunto set his hand, on the day and year first above written.

CASTELLUM, INC.

Mark C. Fuller
Chief Executive Officer

DIRECTOR

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Exhibit “A”

Additional Compensation

In the event the Director serves as the Independent Chair of the Board of Directors, he or she shall receive annual cash compensation of $15,000, which amount shall be paid quarterly.

In the event the Director is designated to participate on a committee of the Board of Directors as a chairperson, he or she shall be entitled to annual compensation, which amount shall be paid quarterly, in accordance with the following:

Audit Committee	$15,000

Compensation, Culture, and People Committee	$10,000

Nominating and Governance Committee	$10,000

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